This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

November 2023

Preliminary Pricing Supplement - Subject to Completion

Dated October 27, 2023

(To Prospectus dated December 30, 2022,

Series A Prospectus Supplement dated December 30, 2022 and

Product Supplement EQUITY-1 dated December 30, 2022)

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-268718 and 333-268718-01

BofA Finance LLC

Structured Investments

Opportunities in U.S. Equities

Contingent Income Buffered Auto-Callable Securities due November 4, 2024

All Payments on the Securities Based on the Performance of the SPDR® S&P 500® ETF Trust

Fully and Unconditionally Guaranteed by Bank of America Corporation

Principal at Risk Securities

The securities are our senior debt securities. Any payments on the securities are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). The securities have the terms described in the accompanying product supplement, prospectus supplement and prospectus, as supplemented or modified by this document. The securities do not provide for the regular payment of interest and do not guarantee the return of any principal at maturity. Instead, the securities will pay a contingent quarterly coupon (plus any previously unpaid contingent quarterly coupons from prior observation dates) but only if the determination closing price of the underlying shares is at or above 90% of the initial share price, which we refer to as the coupon barrier level, on the related observation date. If, however, the determination closing price of the underlying shares is less than the coupon barrier level on any observation date, we will pay no contingent quarterly coupon for the related quarterly period. The securities will be automatically redeemed if the determination closing price of the underlying shares is greater than or equal to the initial share price on any redemption determination date for the early redemption payment equal to the sum of the stated principal amount plus the related contingent quarterly coupon and any previously unpaid contingent quarterly coupons from prior observation dates. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the final share price of the underlying shares is greater than or equal to 90% of the initial share price, meaning that the underlying shares have not declined by an amount greater than the buffer amount of 10%, the payment at maturity will be the stated principal amount and the related contingent quarterly coupon and any previously unpaid contingent quarterly coupons from prior observation dates. However, if the final share price of the underlying shares is less than 90% of the initial share price, meaning that the underlying shares have declined by an amount greater than the buffer amount of 10%, investors will lose approximately 1.1111% for every 1% decline in the final share price of the underlying shares from the initial share price beyond the buffer amount of 10%. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent quarterly coupons throughout the 1-year term of the securities. The securities are for investors who are willing to risk their principal and seek an opportunity to earn contingent quarterly coupons at a potentially above-market rate in exchange for the risk of receiving no contingent quarterly coupons over the entire 1-year term and in exchange for the possibility of an automatic early redemption prior to maturity. Investors will not participate in any appreciation of the underlying shares. The securities are issued as part of BofA Finance LLC’s (“BofA Finance”) “Medium-Term Notes, Series A” program.

All payments on the securities are subject to the credit risk of BofA Finance, as issuer of the securities, and BAC, as guarantor of the securities. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying shares.

SUMMARY TERMS
Issuer:		BofA Finance
Guarantor:		BAC
Underlying shares:		SPDR® S&P 500® ETF Trust (Bloomberg symbol: “SPY”)
Aggregate principal amount:		$
Stated principal amount:		$1,000 per security
Issue price:		$1,000 per security (see “Commissions and issue price” below)
Strike date:		October 26, 2023
Pricing date:		October 27, 2023
Original issue date:		November 1, 2023 (3 business days after the pricing date)
Maturity date:		November 4, 2024
Early redemption:

If, on any redemption determination date, beginning on January 29, 2024, the determination closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed for the early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early on any early redemption date if the determination closing price of the underlying shares is below the initial share price on the related redemption determination date.

Early redemption payment:		The early redemption payment will be an amount equal to (i) the stated principal amount for each security you hold plus (ii) the contingent quarterly coupon with respect to the related observation date and any previously unpaid contingent quarterly coupons from prior observation dates.
Determination closing price:		The closing price of the underlying shares on any redemption determination date or observation date (other than the final observation date) times the adjustment factor on such redemption determination date or observation date, as applicable
Redemption determination dates:		Quarterly, as set forth under “Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates” below, subject to postponement for non-trading days and certain market disruption events.
Early redemption dates:		Quarterly. See “Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates” below. If any such day is not a business day, the early redemption payment, if payable, will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day.
Contingent quarterly coupon:

We will pay a contingent quarterly coupon of $33.25 per security (equal to a rate of 3.325% per quarter or 13.30% per annum) on each coupon payment date but only if the determination closing price of the underlying shares is at or above the coupon barrier level on the related observation date.

If the contingent quarterly coupon is not paid on any contingent quarterly coupon payment date (because the determination closing price of the underlying shares on the related observation date is less than the coupon barrier level), such unpaid contingent quarterly coupon will be paid on a later coupon payment date but only if the determination closing price of the underlying shares on such later observation date is greater than or equal to the coupon barrier level; provided, however, in the case of any such payment of a previously unpaid contingent quarterly coupon, that no additional amounts shall accrue or be payable in respect of such unpaid contingent quarterly coupon from and after the end of the original quarterly period for such unpaid contingent quarterly coupon. You will not receive such unpaid contingent quarterly coupons if the determination closing price of the underlying shares is less than the coupon barrier level on each subsequent observation date.

If, on any observation date, the determination closing price of the underlying shares is less than the coupon barrier level, no contingent quarterly coupon will be paid with respect to that observation date.  It is possible that the underlying shares will remain below the coupon barrier level for extended periods of time or even throughout the entire 1-year term of the securities so that you will receive few or no contingent quarterly coupons.

Coupon barrier level:		$371.30, which is equal to 90% of the initial share price (rounded to two decimal places)
Buffer amount:		10%
Payment at maturity:

If the securities are not redeemed prior to maturity, investors will receive a payment at maturity determined as follows:

●If the final share price of the underlying shares is greater than or equal to 90% of the initial share price, meaning that the underlying shares have not decreased by an amount greater than the buffer amount of 10% from the initial share price: the stated principal amount and the contingent quarterly coupon with respect to the final quarterly period and any previously unpaid contingent quarterly coupons with respect to the prior observation dates

●If the final share price of the underlying shares is less than 90% of the initial share price, meaning that the underlying shares have decreased by an amount greater than the buffer amount of 10% from the initial share price:

$1,000 + [$1,000 × (share percent change + 10%) × downside factor]

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and could be zero.

Terms continued on the following page
Agent:		BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Estimated value on the pricing date:		Between $940.00 and $990.00 per $1,000 in principal amount of securities, which is less than the price to public listed below. The actual value of your securities at any time will reflect many factors and cannot be predicted with accuracy. See “Structuring the securities” in this pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to BofA Finance
Per security	$1,000.00	$0.50(1)
		$0.50(2)	$999.00
Total	$	$	$

(1) Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, BofAS, a fixed sales commission of $0.50 for each security they sell. See “Supplement to the plan of distribution; role of BofAS and conflicts of interest” in this pricing supplement.

(2) Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.50 for each security.

There are important differences between the securities and a conventional debt security. Potential purchasers of the securities should consider the information in “Risk Factors” beginning on page 8 of this pricing supplement, page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” in this pricing supplement.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Series A MTN prospectus supplement dated December 30, 2022 and prospectusdated December 30, 2022 and Product Supplement EQUITY-1 dated December 30, 2022

BofA Finance LLC
Contingent Income Buffered Auto-Callable Securities due November 4, 2024
All Payments on the Securities Based on the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

Terms continued from previous page:
Initial share price:	$412.55, which is equal to the closing price of the underlying shares on the strike date. The closing price on the strike date may be higher or lower than the closing price on the pricing date.
Coupon payment dates:	Quarterly, as set forth under “Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates” below. If any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day; provided that the contingent quarterly coupon, if any, with respect to the final observation date shall be paid on the maturity date.
Observation dates:	Quarterly, as set forth under “Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates” below, subject to postponement for non-trading days and certain market disruption events. We also refer to October 30, 2024, which is the third scheduled business day preceding the scheduled maturity date, as the final observation date
Final share price:	The closing price of the underlying shares on the final observation date times the adjustment factor on such date
Downside factor:	The initial share price divided by the coupon barrier level, which is approximately 1.1111
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting such underlying shares as described in “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” beginning on page PS-28 of the accompanying product supplement.
Share percent change:	(final share price – initial share price) / initial share price
CUSIP / ISIN:	09710P2D7 / US09710P2D72
Listing:	The securities will not be listed on any securities exchange.

Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates

Observation Dates / Redemption Determination Dates	Coupon Payment Dates / Early Redemption Dates
January 29, 2024	February 1, 2024
April 29, 2024	May 2, 2024
July 29, 2024	August 1, 2024
October 30, 2024* (final observation date)	November 4, 2024** (maturity date)

*Denotes that such date is not a “Redemption Determination Date”

** Denotes that such date is not an “Early Redemption Date”

The pricing date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.

November 2023	Page 2

BofA Finance LLC
Contingent Income Buffered Auto-Callable Securities due November 4, 2024
All Payments on the Securities Based on the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

Investment Summary

Contingent Income Buffered Auto-Callable Securities

Principal at Risk Securities

Contingent Income Buffered Auto-Callable Securities due November 4, 2024 Based on the Performance of the SPDR® S&P 500® ETF Trust (the “securities”) do not provide for the regular payment of interest. Instead, the securities will pay a contingent quarterly coupon (plus any previously unpaid contingent quarterly coupons from prior observation dates) but only if the determination closing price of the shares of SPDR® S&P 500® ETF Trust, which we refer to as the underlying shares, is at or above 90% of the initial share price, which we refer to as the coupon barrier level, on the related observation date. If, however, the determination closing price of the underlying shares is less than the coupon barrier level on any observation date, we will pay no contingent quarterly coupon for the related quarterly period. The securities will be automatically redeemed if the determination closing price of the underlying shares is greater than or equal to the initial share price on any redemption determination date for the early redemption payment equal to the sum of the stated principal amount plus the related contingent quarterly coupon and any previously unpaid contingent quarterly coupons from prior observation dates. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the final share price of the underlying shares is greater than or equal to 90% of the initial share price, meaning that the underlying shares have not declined by an amount greater than the buffer amount of 10%, the payment at maturity will be the stated principal amount and the related contingent quarterly coupon and any previously unpaid contingent quarterly coupons from prior observation dates. However, if the final share price of the underlying shares is less than 90% of the initial share price, meaning that the underlying shares have declined by an amount greater than the buffer amount of 10%, investors will lose approximately 1.1111% for every 1% decline in the final share price of the underlying shares from the initial share price beyond the buffer amount of 10%. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent quarterly coupons throughout the 1-year term of the securities. Investors will not participate in any appreciation in the price of the underlying shares.

Maturity:	Approximately 1 year
Contingent quarterly coupon:

We will pay a contingent quarterly coupon of $33.25 per security (equal to a rate of 3.325% per quarter or 13.30% per annum) on each coupon payment date but only if the determination closing price of the underlying shares is at or above the coupon barrier level on the related observation date.

If the contingent quarterly coupon is not paid on any coupon payment date (because the determination closing price of the underlying shares on the related observation date is less than the coupon barrier level), such unpaid contingent quarterly coupon will be paid on a later coupon payment date but only if the determination closing price of the underlying shares on such later observation date is greater than or equal to the coupon barrier level; provided, however, in the case of any such payment of a previously unpaid contingent quarterly coupon, that no additional amounts shall accrue or be payable in respect of such unpaid contingent quarterly coupon from and after the end of the original quarterly period for such unpaid contingent quarterly coupon. You will not receive such unpaid contingent quarterly coupons if the determination closing price of the underlying shares is less than the coupon barrier level on each subsequent observation date.

If, on any observation date, the determination closing price of the underlying shares is less than the coupon barrier level, no contingent quarterly coupon will be paid with respect to that observation date. It is possible that the underlying shares will remain below the coupon barrier level for extended periods of time or even throughout the entire 1-year term of the securities so that you will receive few or no contingent quarterly coupons.

Automatic early redemption:	If the determination closing price of the underlying shares is greater than or equal to the initial share price on any redemption determination date, beginning on January 29, 2024, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly coupon with respect to the related observation date and any previously unpaid contingent quarterly coupons from prior observation dates. No further payments will be made on the securities once they have been redeemed.
Payment at maturity:

If the securities have not previously been redeemed and the final share price of the underlying shares is greater than or equal to 90% of the initial share price, meaning that the underlying shares have not declined by an amount greater than the buffer amount of 10%, the payment at maturity will be the stated principal amount and the related contingent quarterly coupon with respect to the final quarterly period and any previously unpaid contingent quarterly coupons from prior observation dates.

If the final share price of the underlying shares is less than 90% of the initial share price, meaning that the underlying shares have declined by an amount greater than the buffer amount of 10%, investors will lose approximately 1.1111% for every 1% decline in the final share price of the underlying shares from the initial share price beyond the buffer amount of 10%. Under these circumstances, the payment at maturity will be less than the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

November 2023	Page 3

BofA Finance LLC
Contingent Income Buffered Auto-Callable Securities due November 4, 2024
All Payments on the Securities Based on the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

Any payments on the securities depend on the credit risk of BofA Finance, as issuer, and BAC, as guarantor, and on the performance of the underlying shares. The economic terms of the securities are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the agent's commissions and fees, if any, and the hedging related charges described below (see “Risk Factors” beginning on page 8), will reduce the economic terms of the securities to you and the initial estimated value of the securities. Due to these factors, the public offering price you pay to purchase the securities will be greater than the initial estimated value of the securities as of the pricing date.

The initial estimated value range of the securities is set forth on the cover page of this pricing supplement. The final pricing supplement will set forth the initial estimated value of the securities as of the pricing date. For more information about the initial estimated value and the structuring of the securities, see “Risk Factors” beginning on page 8 and “Structuring the securities” on page 19.

The securities are our senior debt securities. Any payments on the securities are fully and unconditionally guaranteed by BAC. The securities and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The securities will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the securities, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

November 2023	Page 4

BofA Finance LLC
Contingent Income Buffered Auto-Callable Securities due November 4, 2024
All Payments on the Securities Based on the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities will pay a contingent quarterly coupon (plus any previously unpaid contingent quarterly coupons from prior observation dates) but only if the determination closing price of the underlying shares is at or above the coupon barrier level on the related observation date. The securities have been designed for investors who are willing to forgo market floating interest rates and risk the loss of principal and accept the risk of receiving few or no coupon payments for the entire 1-year term of the securities in exchange for an opportunity to earn contingent quarterly coupons at a potentially above-market rate if the underlying shares close at or above the coupon barrier level on each observation date, unless the securities are redeemed early. The following scenarios are for illustration purposes only to demonstrate how the coupon and the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed, the contingent quarterly coupon may be payable in none of, or some but not all of, the periods during the 1-year term of the securities, and the payment at maturity may be less than the stated principal amount of the securities and may be zero.

Scenario 1: The securities are redeemed prior to maturity

Prior to early redemption, investors receive the contingent quarterly coupon for the periods for which the determination closing price of the underlying shares is at or above the coupon barrier level on the related observation date, but not for the periods for which the determination closing price of the underlying shares is below the coupon barrier level on the related observation date.

When the underlying shares close at or above the initial share price on a redemption determination date, the securities will be automatically redeemed for the stated principal amount plus the contingent quarterly coupon with respect to the related observation date and any previously unpaid contingent quarterly coupons with respect to any prior observation dates.

Scenario 2: The securities are not redeemed prior to maturity, and investors receive principal back at maturity	This scenario assumes that the underlying shares close at or above the coupon barrier level on some observation dates, but the underlying shares close below the coupon barrier level on the others, and the underlying shares close below the initial share price on every redemption determination date. Consequently, the securities are not redeemed early, and investors receive the contingent quarterly coupon (plus any previously unpaid contingent quarterly coupons from prior observation dates) for the periods for which the determination closing price of the underlying shares is at or above the coupon barrier level on the related observation date, but not for the periods for which the determination closing price of the underlying shares is below the coupon barrier level on the related observation date. On the final observation date, the underlying shares close at or above 90% of the initial share price, meaning that the underlying shares have not declined by an amount greater than the buffer amount of 10%. At maturity, investors will receive the stated principal amount and the related contingent quarterly coupon and any previously unpaid contingent quarterly coupons with respect to any prior observation dates.
Scenario 3: The securities are not redeemed prior to maturity, and investors suffer a loss of principal at maturity	This scenario assumes that the underlying shares close at or above the coupon barrier level on some observation dates, but the underlying shares close below the coupon barrier level on the others, and the underlying shares close below the initial share price on every redemption determination date. Consequently, the securities are not redeemed early, and investors receive the contingent quarterly coupon (plus any previously unpaid contingent quarterly coupons from prior observation dates) for the periods for which the determination closing price of the underlying shares is greater than or equal to the coupon barrier level on the related observation date, but not for the periods for which the determination closing price of the underlying shares is below the coupon barrier level on the related observation date. On the final observation date, the underlying shares close below 90% of the initial share price, meaning that the underlying shares have declined by an amount greater than the buffer amount of 10%. At maturity, investors will lose approximately 1.1111% for every 1% decline in the final share price of the underlying shares from the initial share price beyond the buffer amount of 10%. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. No contingent quarterly coupon will be paid at maturity in this scenario and investors will not receive payment for any previously unpaid contingent quarterly coupons.
November 2023	Page 5

BofA Finance LLC
Contingent Income Buffered Auto-Callable Securities due November 4, 2024
All Payments on the Securities Based on the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether a contingent quarterly coupon is paid with respect to an observation date and how to calculate the payment at maturity, if any, assuming the securities are not redeemed prior to maturity. The following examples are for illustrative purposes only. Whether you receive a contingent quarterly coupon will be determined by reference to the determination closing price of the underlying shares on each observation date, and the amount you will receive at maturity, if any, will be determined by reference to the final share price of the underlying shares on the final observation date. The actual initial share price and coupon barrier level are set forth on the cover of this document. All payments on the securities, if any, are subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The below examples are based on the following terms:

Contingent quarterly coupon:

$33.25 per security (equal to a rate of 3.325% per quarter or 13.30% per annum)

With respect to each coupon payment date, a contingent quarterly coupon plus any previously unpaid contingent quarterly coupons with respect to any prior observation dates is paid but only if the determination closing price of the underlying shares is at or above the coupon barrier level on the related observation date.

Payment at Maturity (if the securities are not redeemed prior to maturity):

If the final share price of the underlying shares is greater than or equal to 90% of the initial share price: the stated principal amount and the contingent quarterly coupon with respect to the final quarterly period and any previously unpaid contingent quarterly coupons with respect to the prior observation dates.

If the final share price of the underlying shares is less than 90% of the initial share price:

$1,000 + [$1,000 × (share percent change + 10%) × downside factor]

Stated Principal Amount:	$1,000
Hypothetical Downside Factor:	1.1111
Hypothetical Initial Share Price:	$400.00
Hypothetical Coupon Barrier Level:	$360.00, which is 90% of the hypothetical initial share price
Buffer Amount:	10%

How to determine whether a contingent quarterly coupon is payable with respect to an observation date:

	Determination Closing Price	Contingent Coupon
Observation Date 1	$390.00 (at or above the coupon barrier level)	$33.25
Observation Date 2	$330.00 (below the coupon barrier level)	$0
Observation Date 3	$362.00 (at or above the coupon barrier level)	$33.25 + $33.25 = $66.50

On hypothetical observation date 1, the underlying shares close at or above the coupon barrier level. Therefore, a contingent quarterly coupon of $33.25 is paid on the relevant coupon payment date.

On hypothetical observation date 2, the underlying shares close below the coupon barrier level and accordingly no contingent quarterly coupon is paid on the relevant coupon payment date.

On hypothetical observation date 3, the underlying shares close at or above the coupon barrier level. Therefore, investors receive the hypothetical contingent quarterly coupon with respect to the third observation date as well as the previously unpaid contingent quarterly coupon with respect to the second observation date.

You will not receive a contingent quarterly coupon on any coupon payment date if the determination closing price of the underlying shares is below the coupon barrier level on the related observation date.

November 2023	Page 6

BofA Finance LLC
Contingent Income Buffered Auto-Callable Securities due November 4, 2024
All Payments on the Securities Based on the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

How to calculate the payment at maturity:

In the following examples, the underlying shares close below the initial share price on each redemption determination date, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Final Share Price	Payment at Maturity
$380.00 (at or above 90% of initial share price)	The stated principal amount and the contingent quarterly coupon with respect to the final quarterly period and any previously unpaid contingent quarterly coupons from prior observation dates
$200.00 (below 90% of initial share price)	$1,000 + [$1,000 × (share percent change + 10%) × downside factor] = $1,000 + [$1,000 × (-50% + 10%) × 1.1111] = $1,000 + ($1,000 × -40% × 1.1111) = $555.560

In example 1, the final share price of the underlying shares is at or above 90% of the initial share price. Therefore, investors receive at maturity the stated principal amount of the securities and the contingent quarterly coupon with respect to the final quarterly period and any previously unpaid contingent quarterly coupons from prior observation dates. However, investors do not participate in any appreciation of the underlying shares.

In example 2, the final share price of the underlying shares is below 90% of the initial share price. Therefore, investors are exposed to the downside performance of the underlying shares and investors lose 1.1111% of principal for every 1% decline in the final share price of the underlying shares from the initial share price beyond the buffer amount of 10%. The payment at maturity in this example is equal to $555.560 per security. Investors do not receive the contingent quarterly coupon for the final observation date.

If the final share price of the underlying shares is below 90% of the initial share price, you will be exposed to the downside performance of the underlying shares at maturity, and your payment at maturity will be less than the stated principal amount per security and could be zero.

November 2023	Page 7

BofA Finance LLC
Contingent Income Buffered Auto-Callable Securities due November 4, 2024
All Payments on the Securities Based on the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

Risk Factors

Your investment in the securities entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the securities should be made only after carefully considering the risks of an investment in the securities, including those discussed below, with your advisors in light of your particular circumstances. The securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the securities or financial matters in general. You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on the cover page of this pricing supplement.

Structure-related Risks

●	Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the securities at maturity. If the securities are not automatically redeemed prior to maturity and the final share price of the underlying shares is less than 90% of the initial share price, at maturity, your investment will be exposed on a leveraged basis to any decrease in the value of the underlying shares beyond the buffer amount of 10% and you will lose approximately 1.1111% of the principal amount for each 1% decline in the final share price of the underlying shares from the initial share price beyond the buffer amount of 10%. In that case, you will lose a significant portion or all of your investment in the securities.
●	Your return on the securities is limited to the return represented by the contingent quarterly coupons, if any, over the term of the securities. Your return on the securities is limited to the contingent quarterly coupons paid over the term of the securities, regardless of the extent to which the determination closing price or the final share price of the underlying shares exceeds the coupon barrier level or initial share price, as applicable. Similarly, the amount payable at maturity or upon an early redemption will never exceed the sum of the principal amount and the applicable contingent quarterly coupon, regardless of the extent to which the determination closing price or the final share price of the underlying shares exceeds the initial share price. In contrast, a direct investment in the underlying shares or in the securities included in the underlying shares, as applicable, would allow you to receive the benefit of any appreciation in their values. Any return on the securities will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them.
●	The securities are subject to a potential automatic early redemption, which would limit your ability to receive the contingent quarterly coupons over the full term of the securities. The securities are subject to a potential automatic early redemption. Beginning in January 2024, the securities will be automatically redeemed if, on any redemption determination date, the determination closing price of the underlying shares is greater than or equal to the initial share price. If the securities are automatically redeemed prior to the maturity date, you will be entitled to receive the early redemption payment on the related early redemption date and no further amounts will be payable following the automatic early redemption. In this case, you will lose the opportunity to continue to receive contingent quarterly coupons after the date of the automatic early redemption. If the securities are called prior to the maturity date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the securities.
●	You may not receive any contingent quarterly coupons. The securities do not provide for any regular fixed coupon payments. Investors in the securities will not necessarily receive any contingent quarterly coupons on the securities. If the determination closing price of the underlying shares is less than its coupon barrier level on an observation date, you will not receive the contingent quarterly coupon applicable to that observation date (unless on a later observation date a contingent quarterly coupon is payable). If the determination closing price of the underlying shares is less than the coupon barrier level on all the observation dates during the term of the securities, you will not receive any contingent quarterly coupons during the term of the securities, and will not receive a positive return on the securities.
●	Your return on the securities may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the securities may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the securities may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the securities, the contingent quarterly coupon (if any) may be less than the yield on a conventional debt security of comparable maturity.
●	The contingent quarterly coupon, early redemption payment or payment at maturity, as applicable, will not reflect changes in the price of the underlying shares other than on the observation dates or redemption determination dates. The price of the underlying shares during the term of the securities other than on the observation dates or redemption determination dates will not affect payments on the securities. Notwithstanding the foregoing, investors should generally be aware of the performance of the underlying shares while holding the securities, as the performance of the underlying shares may influence the market value of the securities. The calculation agent will determine whether each contingent quarterly coupon is payable and will calculate the early redemption payment or the payment at maturity, as applicable, by comparing only the initial share price or the coupon barrier level, as applicable, to the determination closing price or the final share price of the underlying shares. No other prices of the underlying shares will be taken into account. As a result, if the securities are not automatically redeemed prior to maturity and the final share price of the underlying shares is less than the coupon barrier level, you will receive less than the principal amount at maturity even if the price of the underlying shares was always above its coupon barrier level prior to the final observation date.
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BofA Finance LLC
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Principal at Risk Securities
●	Any payments on the securities are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the securities. The securities are our senior unsecured debt securities. Any payment on the securities will be fully and unconditionally guaranteed by the Guarantor. The securities are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the early redemption payment or the payment at maturity, as applicable, will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the securities on the applicable coupon payment date or the maturity date, regardless of the final share price of the underlying shares as compared to its initial share price. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of the securities. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the securities. No assurance can be given as to what our financial condition or the financial condition of the guarantor will be on any payment date, including the maturity date. if we and the guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the securities and you could lose all of your initial investment.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the securities. However, because your return on the securities depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the value of the underlying shares, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the securities.
●	We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the securities in the ordinary course. Therefore, our ability to make payments on the securities may be limited.

Valuation- and Market-related Risks

●	The public offering price you pay for the securities will exceed their initial estimated value. The range of initial estimated values of the securities that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the pricing date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the securities. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the securities prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the price of the underlying shares, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the agent's commission and fees, if any, and the hedging related charges, all as further described in “Structuring the Securities” below. These factors, together with various credit, market and economic factors over the term of the securities, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways.
●	The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your securities in any secondary market (if any exists) at any time. The value of your securities at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the underlying shares, our and BAC’s creditworthiness and changes in market conditions.
●	We cannot assure you that a trading market for your securities will ever develop or be maintained. We will not list the securities on any securities exchange. We cannot predict how the securities will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks

●	Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the securities and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, may buy or sell shares or units of the underlying shares or the securities held by or included in the underlying shares, or futures or options contracts or exchange traded instruments on the underlying shares or those securities, or other instruments whose value is derived from the underlying shares or those securities. While we, the Guarantor or one or more of our other affiliates, including BofAS, may from time to time own shares or units of the underlying shares or the securities included in the underlying shares, except to the extent that BAC’s common stock may be included in the underlying shares, we, the Guarantor and our other affiliates, including BofAS, do not control any company included in the underlying shares, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the securities. These transactions may present a conflict of interest between your interest in the securities and the interests we, the
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BofA Finance LLC
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All Payments on the Securities Based on the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities
Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the price of the underlying shares in a manner that could be adverse to your investment in the securities. On or before the strike date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the securities), may have affected the price of the underlying shares. Consequently, the price of the underlying shares may change subsequent to the strike date, which may adversely affect the market value of the securities.

We, the Guarantor or one or more of our other affiliates, including BofAS, also may have engaged in hedging activities that could have affected the price of the underlying shares on the strike date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your securities prior to maturity, and may affect the amounts to be paid on the securities. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the securities and may hold or resell the securities. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the price of the underlying shares, the market value of your securities prior to maturity or the amounts payable on the securities.
●	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the securities and, as such, will make a variety of determinations relating to the securities, including the amounts that will be paid on the securities. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying Shares-related Risks

●	The anti-dilution adjustments will be limited. The calculation agent may adjust the adjustment factor of the underlying shares and other terms of the securities to reflect certain actions by the issuer of the underlying shares, as described in the section “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect the underlying shares and will have broad discretion to determine whether and to what extent an adjustment is required.
●	The performance of the underlying shares may not correlate with the performance of the underlying index of the SPY (the “underlying index”) as well as the net asset value per share of the underlying shares, especially during periods of market volatility. The performance of the underlying shares and that of the underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the underlying shares may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the underlying index. This could be due to, for example, the underlying shares not holding all or substantially all of the underlying assets included in the underlying index and/or holding assets that are not included in the underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the SPY, differences in trading hours between the underlying shares (or the underlying assets held by the SPY) and the underlying index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the underlying shares are traded on a securities exchange and are subject to market supply and investor demand, the market price of one underlying share may differ from the net asset value per share of the SPY; the underlying shares may trade at, above, or below the net asset value per share. During periods of market volatility, securities held by the SPY may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the SPY and the liquidity of the underlying shares may be adversely affected. Market volatility may also disrupt the ability of market participants to trade the underlying shares. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the market value of the underlying shares may vary substantially from the net asset value per share of the SPY.
For the foregoing reasons, the performance of the underlying shares may not match the performance of the underlying index or the net asset value per share of the SPY over the same period. Because of this variance, the return on the notes to the extent dependent on the performance of the underlying shares may not be the same as an investment directly in the securities included in the underlying index or the same as a debt security with a return linked to the performance of the underlying index.
●	The sponsor or investment advisor of the SPY may adjust the SPY in a way that affects its prices, and the sponsor or investment advisor has no obligation to consider your interests. The sponsor or investment advisor of the SPY can add, delete, or substitute the components included in the SPY or make other methodological changes that could change its price. Any of these actions could adversely affect the value of your securities.

Tax-related Risks

●	The U.S. federal income tax consequences of an investment in the securities are uncertain, and may be adverse to a holder of the securities. No statutory, judicial, or administrative authority directly addresses the characterization of the securities or securities similar to the securities for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the securities are not certain. Under the terms of the securities, you will have agreed with us to treat the securities as contingent income-bearing single financial contracts, as described below under “Tax considerations—
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All Payments on the Securities Based on the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities
General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of income, gain or loss with respect to the securities may differ. No ruling will be requested from the IRS with respect to the securities and no assurance can be given that the IRS will agree with the statements made in the section entitled “Tax considerations.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the securities.
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BofA Finance LLC
Contingent Income Buffered Auto-Callable Securities due November 4, 2024
All Payments on the Securities Based on the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

All disclosures contained in this pricing supplement regarding the underlying shares, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the investment advisor of the SPY (the “investment advisor”). The investment advisor, which licenses the copyright and all other rights to the underlying shares, has no obligation to continue to publish, and may discontinue publication of, the underlying shares. The consequences of the investment advisor discontinuing publication of the underlying shares are discussed in “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs — Discontinuance of an ETF” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of the underlying shares or any successor underlying. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the underlying shares. You should make your own investigation into the underlying shares.

SPDR® S&P 500® ETF Trust

The SPY is a unit investment trust that issues securities called “trust units” or “units.” The SPY is organized under New York law and is governed by an amended and restated trust agreement between State Street Bank and Trust Company (the “Trustee”) and PDR Services LLC (the “Sponsor”), dated as of January 1, 2004 and effective as of January 27, 2004, as amended. The SPY is an investment company registered under the Investment Company Act of 1940, as amended. The SPY commenced operations on January 22, 1993. The units of the SPDR® S&P 500® ETF Trust trade on the NYSE Arca under the symbol “SPY”.

A trust unit represents an undivided ownership interest in a portfolio consisting of all of the common stocks of the S&P 500® Index. The SPY intends to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index , its underlying index. The expenses of the SPY are accrued daily and reflected in the net asset value of the SPY. After reflecting waivers (including earnings credits as a result of uninvested cash balances of the SPY), the SPY currently is accruing ordinary operating expenses at an annual rate of 0.0945%.

The units of the SPY are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, information filed with the SEC relating to the SPY, including its periodic financial reports, may be found on the SEC website.

For additional information about the S&P 500® Index, the underlying index of the SPY, see the information set forth in “Annex A— The S&P 500® Index” below.

Information as of market close on October 26, 2023 (the strike date):

Ticker Symbol:	SPY
Current Share Price:	$412.55
52 Weeks Ago:	$379.98
52 Week High (on 7/31/2023):	$457.79
52 Week Low (on 11/3/2022):	$371.01
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All Payments on the Securities Based on the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

The following graph sets forth the daily closing price of the SPY for the period from January 2, 2018 through the strike date. The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the SPY for each quarter in the same period. The closing price of the SPY on the strike date was $412.55. We obtained the information in the graph and table below from Bloomberg L.P., without independent verification. The historical closing prices of the SPY should not be taken as an indication of future performance, and no assurance can be given as to the price of the SPY at any time, including the redemption determination dates or the observation dates.

SPY Shares – Daily Closing Prices January 1, 2018 to October 26, 2023
*The solid line in the graph indicates the coupon barrier level based on the initial share price.
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Principal at Risk Securities

SPDR® S&P 500® ETF Trust (CUSIP: 78462F103)	High ($)	Low ($)	Period End ($)
2018
First Quarter	286.58	257.63	263.15
Second Quarter	278.92	257.47	271.28
Third Quarter	293.58	270.90	290.72
Fourth Quarter	291.73	234.34	249.92
2019
First Quarter	284.73	244.21	282.48
Second Quarter	295.86	274.57	293.00
Third Quarter	302.01	283.82	296.77
Fourth Quarter	322.94	288.06	321.86
2020
First Quarter	338.34	222.95	257.75
Second Quarter	323.20	246.15	308.36
Third Quarter	357.70	310.52	334.89
Fourth Quarter	373.88	326.54	373.88
2021
First Quarter	397.26	368.79	396.33
Second Quarter	428.06	400.61	428.06
Third Quarter	453.19	424.97	429.14
Fourth Quarter	477.48	428.64	474.96
2022
First Quarter	477.71	416.25	451.64
Second Quarter	456.80	365.86	377.25
Third Quarter	429.70	357.18	357.18
Fourth Quarter	407.68	356.56	382.43
2023
First Quarter	416.78	379.38	409.39
Second Quarter	443.28	404.36	443.28
Third Quarter	457.79	425.88	427.48
Fourth Quarter (through October 26, 2023)	436.32	412.55	412.55
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Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described herein shall control.
Denominations:	The securities will be issued in minimum denominations of $1,000 and whole multiples of $1,000 in excess thereof.
Calculation agent:	BofAS, an affiliate of BofA Finance.
Events of default and acceleration:	If an event of default, as defined in the senior indenture relating to the securities and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the securities occurs and is continuing, the amount payable to a holder of the securities upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Payment at maturity” above, calculated as though the date of acceleration were the maturity date of the securities and as though the final observation date were the third trading day prior to the date of acceleration. We will also determine whether the final contingent quarterly coupon is payable based upon the closing price of the underlying shares on the deemed final observation date; any such final contingent quarterly coupon will be prorated by the calculation agent to reflect the length of the final contingent quarterly coupon period. In case of a default in the payment of the securities, whether at their maturity or upon acceleration, the securities will not bear a default interest rate.
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BofA Finance LLC
Contingent Income Buffered Auto-Callable Securities due November 4, 2024
All Payments on the Securities Based on the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Tax considerations:

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the securities supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the securities are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the securities upon original issuance and will hold the securities as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the securities, we intend to treat the securities for all tax purposes as contingent income-bearing single financial contracts with respect to the underlying shares and under the terms of the securities, we and every investor in the securities agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the securities in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the securities as contingent income-bearing single financial contracts with respect to the underlying shares. However, Sidley Austin LLP has advised us that it is unable to conclude that it is more likely than not that this treatment will be upheld. This discussion assumes that the securities constitute contingent income-bearing single financial contracts with respect to the underlying shares for U.S. federal income tax purposes. If the securities did not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.

This characterization of the securities is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the securities or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the securities are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the securities.

We will not attempt to ascertain whether the issuer of the underlying shares would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of the underlying shares were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the securities. You should refer to information filed with the SEC by the issuer of the underlying shares and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of the underlying shares is or becomes a PFIC or is or becomes a United States real property holding corporation.

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Principal at Risk Securities

U.S. Holders

Although the U.S. federal income tax treatment of any contingent quarterly coupon on the securities is uncertain, we intend to take the position, and the following discussion assumes, that any contingent quarterly coupon constitutes taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting. By purchasing the securities you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any contingent quarterly coupon as described in the preceding sentence.

Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the securities prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing any contingent quarterly coupon, which would be taxed as described above) and the U.S. Holder’s tax basis in the securities. A U.S. Holder’s tax basis in the securities will equal the amount paid by that holder to acquire them. Subject to the discussion below concerning the possible application of the “constructive ownership” rules of Section 1260 of the Code, this capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the securities for more than one year. The deductibility of capital losses is subject to limitations.

Possible Application of Section 1260 of the Code. Since the underlying shares are the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-through entities such as exchange traded funds, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there may exist a risk that an investment in the securities will be treated, in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the securities will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange, redemption, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption, or settlement).

If an investment in the securities is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the securities will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the securities will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the securities and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the securities attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets at maturity or upon sale, exchange or redemption of the securities at fair market value. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero and therefore it is possible that all long-term capital gain recognized by a U.S. Holder in respect of the securities will be recharacterized as ordinary income if Section 1260 of the Code applies to an investment in the securities. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the securities.

As described below, the IRS, as indicated in Notice 2008-2 (the “Notice”), is considering whether Section 1260 of the Code generally applies or should apply to the securities, including in situations where the underlying shares are not the type of financial asset described under Section 1260 of the Code.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the securities, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the securities. In particular, the IRS could seek to subject the securities to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the securities would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the securities generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the securities generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

In addition, it is possible that the securities could be treated as a unit consisting of a deposit and a put option written by the security holder, in which case the timing and character of income on the securities would be affected significantly.

The Notice sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the securities. According to the Notice, the IRS and Treasury are considering whether a holder of an

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instrument such as the securities should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the securities, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the securities.

Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the IRS could seek to characterize the securities in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the securities should be treated as ordinary gain or loss.

Non-U.S. Holders

Because the U.S. federal income tax treatment of the securities (including any contingent quarterly coupon) is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any contingent quarterly coupon made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities (not including, for the avoidance of doubt, amounts representing any contingent quarterly coupon which would be subject to the rules discussed in the previous paragraph) upon the sale, exchange, or redemption of the securities or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the securities or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the securities is engaged in the conduct of a trade or business within the U.S. and if any contingent quarterly coupon and gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the securities, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such contingent quarterly coupon and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the securities. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with

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respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the securities are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying shares or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the underlying shares or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the securities to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a security is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a security.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the securities.

Structuring the securities:

The securities are our debt securities, the return on which is linked to the performance of the underlying shares. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the securities reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the securities, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the securities on the pricing date being less than their price to public.

The initial estimated value range of the securities is set forth on the cover page of this pricing supplement. The final pricing supplement will set forth the initial estimated value of the securities as of the pricing date.

In order to meet our payment obligations on the securities, at the time we issue the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the underlying shares, the tenor of the securities and the hedging arrangements. The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page 8 above and “Supplemental Use of Proceeds” on page PS-20 of the accompanying product supplement.

Supplement to the plan of distribution; role of BofAS and conflicts of interest:

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as agent in the distribution of the securities. Accordingly, the offering of the securities will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We expect to deliver the securities against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the securities occurs more than two business days from the pricing date, purchasers who wish to trade the securities more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

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Under our distribution agreement with BofAS, BofAS will purchase the securities from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated agent's commission and fees, if any. BofAS will sell the securities to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the securities to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the securities at the same discount. Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, BofAS, a fixed sales commission for each security they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each security, in each case as specified on the cover page of this document. The costs included in the original issue price of the securities will include a fee paid by BofAS to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the securities. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the securities, BofAS may offer to buy the securities in the secondary market at a price that may exceed the initial estimated value of the securities. Any price offered by BofAS for the securities will be based on then-prevailing market conditions and other considerations, including the performance of the underlying shares and the remaining term of the securities. However, none of us, the guarantor, BofAS or any of our other affiliates is obligated to purchase your securities at any price or at any time, and we cannot assure you that any party will purchase your securities at a price that equals or exceeds the initial estimated value of the securities.

Any price that BofAS may pay to repurchase the securities will depend upon then prevailing market conditions, the creditworthiness of us and the guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the securities.

Sales Outside of the United States

The securities have not been approved for public sale in any jurisdiction outside of the United States. There has been no registration or filing as to the securities with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, to offer the securities in any jurisdiction other than the United States. As such, these securities are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.

Further, no offer or sale of the securities is permitted with regards to the following jurisdictions:

•          Australia

•          Barbados

•          Belgium

•          Crimea

•          Cuba

•          Curacao Sint Maarten

•          Gibraltar

•          Indonesia

•          Iran

•          Italy

•          Kazakhstan

•          Malaysia

•          New Zealand

•          North Korea

•          Norway

•          Russia

•          Saudi Arabia

•          Syria

You are urged to carefully review the selling restrictions that may be applicable to your jurisdiction beginning on page S-56 of the accompanying prospectus supplement.

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any

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offer of securities in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of securities which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of securities other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

United Kingdom

The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the securities offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the securities offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the securities may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as issuer, or BAC, as guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the securities in, from or otherwise involving the United Kingdom.

Where you can find more information:

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement.

The terms and risks of the securities are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:

●        Product Supplement EQUITY-1 dated December 30, 2022:
https://www.sec.gov/Archives/edgar/data/1682472/000119312522315473/d429684d424b2.htm

●        Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022:

https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm

Please note that, for purposes of this pricing supplement, references in the accompanying product supplement EQUITY-1 to “Observation Date” shall also be read as references to “redemption determination date.”

Please note that, for purposes of this pricing supplement, references in the accompanying product supplement EQUITY-1 to “Underlying”, “Closing Market Price”, “ETF” and “Price Multiplier” shall be deemed to refer to “underlying shares”, “closing price”, “underlying shares” and “adjustment factor” respectively.

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Principal at Risk Securities

Annex A— The S&P 500® Index

The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.

Company additions to the SPX must have an unadjusted company market capitalization of $14.5 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $12.7 billion or more).

SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the Notes.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.

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Principal at Risk Securities

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or the Notes. S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of Merrill Lynch, Pierce, Fenner & Smith Incorporated or holders of the Notes into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial

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BofA Finance LLC
Contingent Income Buffered Auto-Callable Securities due November 4, 2024
All Payments on the Securities Based on the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the Notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, BOFAS, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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